Exhibit 5.2

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

April 27, 2020

Board of Directors

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Ladies and Gentlemen:

I am Corporate Vice President and Chief Legal Officer to Equifax Inc., a Georgia corporation (the “Company”), in connection with the issuance pursuant to an Indenture dated as of May 12, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated the date hereof relating to the 2025 Notes (as defined below) (the “Seventh Supplemental Indenture,”) and by the Eighth Supplemental Indenture, dated as of the date hereof relating to the 2030 Notes (as defined below) (the “Eighth Supplemental Indenture” and together with the Seventh Supplemental Indenture and Base Indenture, the “Indenture”), between the Company and the Trustee, of $400 million aggregate principal amount of the Company’s 2.600% Senior Notes due 2025 (the “2025 Notes”) and $600 million aggregate principal amount of the Company’s 3.100% Senior Notes due 2030 (the “2030 Notes” and together with the 2025 Notes, the “Notes”), and the sale of the Notes pursuant to an Underwriting Agreement, dated April 22, 2020 (the “Agreement”), among the Company and BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), and pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-232854) filed with the Securities and Exchange Commission (the “SEC”) on July 26, 2019 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I, or attorneys in the legal department of the Company under my direction, have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including pdfs). I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

I, or attorneys in the legal department of the Company under my direction, have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

This opinion is limited in all respects to the applicable federal laws of the United States and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon, subject to and limited by the foregoing, I am of the opinion that the Company (i) is validly existing as a corporation under the laws of the State of Georgia and (ii) has the corporate power under Georgia law to execute and deliver the Notes and the Notes have been duly authorized by the Company.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference in the Registration Statement and speaks as of the date hereof. I assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to a Current Report on Form 8-K dated April 27, 2020 and to the reference to this opinion under the caption “Legal Matters” in the Prospectus dated April 22, 2020 that forms a part of the Registration Statement. In giving this consent, I do not hereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended. Hogan Lovells US LLP may rely on the opinion expressed herein, insofar as it relates to the Georgia General Corporation Law, for purposes of delivering its legal opinion in connection with the validity of the Notes.

[Signature page follows]

Very truly yours,

/s/ John J. Kelley III
John J. Kelley III
Corporate Vice President and Chief Legal Officer